Exhibit 10.1

Equity Transfer Agreement

August 31, 2011

This equity transfer agreement (hereinafter “Agreement”) is executed by and among the following parties on August 31, 2011:

Name of Target Company: Shanxi Rising Education Investment Co., Ltd.

Legal Representative: Bai Wukui

Address: 108 Guodao, Mingli Section, Yutai Road, Jinzhong City

Transferor (hereinafter “Party A”)

All the equity holders of the target company (16 individuals including Bai Wukui, etc.)

Transferee (hereinafter “Party B”)

Shanxi Taiji Industrial Development Co., Ltd. (“Taiji Co.”)

Address: 18 Longbao Street, Taiyuan City

Legal Representative: Ren Zhiqing

In view of:

1.	Party A and Party B intend to better promote the development of education industry and effectively integrate the educational resources;

2.
Party A intends to sell all the equity of the target company and Party B is willing to purchase all the equity of the target company held by Party A. The parties agree to negotiate and consult with each other to resolve all the debt and credit issue before the effective date of this Agreement;

3.
Before the execution of this Agreement, Party A has made a full representation and provided relevant documents regarding the relevant equities and interests, substantial assets, guaranty, contracts and litigation of the target company and its invested education program (including Shanxi rising Experimental High School and Shanxi Rising School); Party B has conducted due diligence on the information provided by Party A;

Therefore, after mutual friendly negotiation, the parties have reached the following agreement regarding the equity transfer and resolution of debt issues and shall both abide by the agreement.

1.	Target of Transfer

1.1.	Content of Equity Transfer

Based on the equity holder list and capital contribution ratio on the target company’s SAIC (State Administration of Industry and Commerce) record prior to the effective date of this Agreement, as all shareholders of the target company, Party A’s capital contribution and respective ratio, etc. is as follows:

Name	Capital Contribution	Ratio (%)	Way of Capital Contribution	ID Number
Bai Wukui	64,402,500	92.003546	Currency	142401196310080017
Bai Xuankui	3,512,500	5.017857	Currency	142401195212270031
Cheng Guilian	1,500,000	2.142857	Currency	142401195405170029
Li Shiwei	110,000	0.1571	Currency	142422620320181
Liu Deshan	100,000	0.1429	Currency	142401194609180937
Wang Weiming	10,000	0.01429	Currency	142401197101221412
Bai Kaijing	50,000	0.07143	Currency	142401197711171811
Zhou Jinbiao	10,000	0.01429	Currency	142401691107271
Bai Lihua	200,000	0.2857	Currency	14240119740414002x
Wu Yumei	10,000	0.01429	Currency	142401195812070068
Zhao Ying	30,000	0.04286	Currency	142401195811212714
Li Wei	10,000	0.01429	Currency	142401198211130313
Bai Xizhong	30,000	0.04286	Currency	14240119610426451x
Shi Dongliang	10,000	0.01429	Currency	142401197209160017
Chen Xiang	5,000	0.00715	Currency	142401620125091
Zhang Zhihua	10,000	0.01429	Currency	142401195811071819
Total	70,000,000	100%

(2) Party A warrants and represents that the equity to be transferred to Party B has never been subject to guaranty or other encumbrances;

(3) Party A shall transfer 100% of the equity of the target company owned to Party B. After the transfer is completed, Party B shall own 100% of the equity of the target company and through the equity ownership, have all the rights to all the assets, interests, and documents, etc. of the target company (except the property rights excluded from this transaction as provided in Section 4.1(2));

(4) With reference to the net assets of the target company before the effective date of this Agreement, the parties confirm that the purchase price for the equity of the target company is RMB 690,000,000

1.2.	Disposition of Debt

Party A shall be responsible for and pay off all the debts incurred before the effective date of this Agreement; Party B shall enjoy or be responsible for all the credits and debts incurred after the effective date of this Agreement.

2.	Purchase Price and Payment

2.1.
Pursuant to the letter of intent, Party B has paid Party A a deposit of RMB 72,000,000 during the escrow period before the execution of this Agreement. After the execution of this Agreement, this deposit shall be credited as the first payment for this transaction. Within 20 days after Party B make the full payment for the equity transfer, Party A guarantee that they shall prepare the documents and procedures for the change in the equity ownership and legal representative and timely submit to relevant authorities. Party A shall complete the procedures for  change in equity ownership and legal representative within 20 days after the effective date of this Agreement;

2.2.	Party A shall be paid RMB 100,000,000 before July 7, 2011;

2.3.
If Party B fails to timely make full payments to Party A pursuant to Sections 2.1 and 2.2, this Agreement shall automatically terminate and the payment of RMB172,000,000 shall be retained by Party A as liquidated damage; Party B shall be responsible for all the expenses incurred from the restoration of Party A as the equity holder and withdrawal of Party B as a result of the termination of this Agreement

3.	Payment of Outstanding Balance

3.1.	The payment shall be made pursuant to the following schedule:

(1)	Party B shall pay Party A RMB 168,000,000 before August 31, 2011;

(2)	As to the remaining balance, Party B shall pay RMB 150,000,000 before August 31, 2012, RMB100,000,000 before August 31, 2013 and RMB100,000,000 before August 31, 2014.

Special Statement of Party B: the obligation to make the aforementioned payments is irrevocable and Party B shall not refuse to make any payment for any reason. After Party B actually controls the target company, Party B and the target company shall be jointly responsible for the aforementioned payments to Party A.

3.2.	If Party B and the target company actually controlled by Party B fails to timely make full payments in accordance with Section 3.1 of this Agreement, the parties agree to abide by the following:

(1)	In addition to the full payment, Party B shall pay past due liquidated damages at a rate of 20% per annum based on the days that are past due.

(2)	If the payment is over 180 days past due, Party A shall have the right to determine whether to terminate this Agreement and any damages resulting therefrom shall be borne by Party A.

3.3.
On the condition that Party B or the target company actually controlled by Party B timely makes full payments pursuant to Section 3.1 of this Agreement, if  Party A fails to timely solve the debt issues which is harmful to Party B and the target company actually controlled by it, Party A shall be responsible for all the losses resulting therefrom.

If a creditor demands the target company to pay off its debt, Party A shall handle all relevant matters.  If Party A fails to handle or handles improperly which causes the target company to pay off the debt, Party B shall have the right to deduct the amount of debt paid and any expenses incurred thereof from the payment due.

When Party A resolves the debt, Party B shall provide all necessary facilitation. Otherwise, Party A shall not be responsible for any losses incurred therefrom.

3.4.	When it makes the payments under this Agreement, Party B may follow the procedures below:

(1)	Party A entrusts Bai Wukui as representative to receive all the payments from Party B under this Agreement;

(2)
Upon receipt of the payments, the representative of Party A shall make proportionate payments to the other equity holders; Party B shall not take any responsibility for allocation of the payments between the Party A equity holders.

(3)	The representative of Party A shall issue payment receipt every time Party B makes a payment.

4.	Assets Check and Transition

4.1.
From the date of the execution of this Agreement, the parties shall designate special staff to check the assets and employees of the target company and two schools and shall complete the transition within one week from the effective date of this Agreement. The parties have agreed to the following:

(1)
The parties shall check the current assets of the target company on the date of execution of this Agreement. After the check, a report and detailed list of assets (Appendix I) shall be issued, confirmed and stamped by the parties. The confirmation of the report by the parties shall mean the completion of transition.

(2)	The parties confirm that the following properties of the target company before the effectiveness of this Agreement shall be excluded from this transaction:

A.	The property rights of buildings on the land, west of Huitong Road, north of the campus and north of the exiting roads and land use right thereof;

B.	The property right of the boiler room on the southwest of the south campus and the land use right thereof;

C.
 The property right of the buildings, west of the north gate of the current campus,  occupied by Jinzhong Development Zone Huitong Road Bureau of Public Security for offices free of charge and the underlying land use right (offset by corresponding government expenses of the target company)

D.	The properties left on the campus by Agriculture University during the cooperation between the target company and Agriculture University

In addition to the aforementioned properties, all other assets of the target company and the two schools shall be transferred, which shall be confirmed by the parties on the report and detailed list of assets.

(3)
Current management of the target company shall not be transferred. However, the stamps, licenses and certificates of the target company shall be transferred after the completion of the equity transfer. If Party B needs to reasonably use the stamps, licenses and certificates before transfer, Party A shall facilitate the use.

Special statement of Party A: If the name on the certificates to be transferred was not changed timely (the name of the target company was still its former name “Yuci Rising Education Investment Co., Ltd.”)  or there is no ownership certificate for the property to be transferred, Party A guarantee that the defects shall be cured within one year from the effectiveness of this Agreement and the perfected certificate shall be transferred to  Party B.

After Party A transfer the assets as is, Party B shall not make any objection or claim based on incompleteness of educational assets and defective equipment and facilities. But Party A shall be responsibility for the ownership of the transferred assets. Except the facts or limitations on rights that are particularly stated in this Agreement, Party A shall guarantee that the assets transferred has clear title and is free of encumbrances. Otherwise, Party B shall have the right to make objections and claims.

After the transition is completed, Party B shall determine, organize and conduct all the operation and management of the target company. At the same time, Party B shall be responsible for preparing, changing and obtaining all the administrative approval, permit, license and other relevant procedures and shall pay for all expenses incurred thereof. Party A shall actively cooperate.

4.2.	In view of the complexity of the takeover of the two schools, the parties have agreed to the following:

(1)
In order to maintain a stable teaching environment for the two schools during the performance of this Agreement, from the takeover date, Party B shall organize and arrange all the teaching management activities of the two schools, receive and manage the employees, teachers and students of the two schools, and ensure the regular and smooth continuation of the teaching activities. Before Party B’s takeover, Party A shall ensure the stability of the employees, teachers, teaching plan and all teaching activities of the two schools and shall provide necessary assistance to Party B for a smooth and transition of work. The parties shall work together to achieve the stability of teaching and management environment of the two schools before the takeover.

(2)	After the effective date of this Agreement, all the employment agreements, labor contracts, etc. shall be assumed by Party B;

(3)
Party B shall continue to fulfill its obligation to educate the students who are registered with the two schools and have paid tuition, living expenses (including exempted expenses) in accordance with the original fee rate. Party B shall not repeat charging any fees or increase the fees unreasonably for the period for which all fees have been paid. After the effective date of this Agreement, Party B may implement its own fee rates for tuition and living expenses.

Prior to the takeover, if the registered students have paid the target company and the two schools tuition, living expenses,  deposits, or borrowed money for a period after the takeover, the total expenses shall be calculated based on the actual number of students and the amount paid. Party A shall transfer all these expenses to Party B. To facilitate the takeover, the parties agree that these expenses shall be deducted from the balance of the purchase price;

The original receipts for the aforementioned tution and living expenses, etc. and the student records shall be transferred to Party B. In the event that Party A needs to use them, Party B shall facilitate.

(4)	The information, documents, archives of teachers, employees and registered students shall be transferred to Party B.

5.	Other Important Provisions

5.1.	Party A and Party B each shall be responsible for their respective taxes and expenses incurred during the performance of this Agreement pursuant to laws and regulations;

5.2.
At present, the target company only partially own the heating system on the south campus and jointly own other parts of the heating system with the proprietors of Phase I and Phase II of Wenjiaocheng (approximately 110,000 square meters).Shanxi Wanzhong Heating Co., Ltd. (“Wanzhong Heating”) is responsible for operating the heating system and collecting the heating fees. Wanzhong Heating charges the two schools and the proprietors of Phase I and Phase II of Wenjiaocheng for heating costs and provides heating. After the effective date of this Agreement, Party B agrees to continue the heating contract to ensure the normal operation of teaching activities and the provision of heat to the proprietors of Phase I and Phase II of Wenjiaocheng. If Party B needs to take back the operation right afterwards, Party B may negotiate with Wanzhong Heating.

5.3.	Party A’s agreements with China Tietong, China Mobile and China Netcom prior to the effective date of this Agreement shall be assumed by Party B;

5.4.
Prior to the effective date of this Agreement, there were disputes between the target company and Shanxi Agriculture University regarding the cooperative education agreement and the parties are currently in litigation. Any liability arising out of this litigation shall be borne by Party A, any debt or claims arising thereof shall be borne by Party A and shall not have anything to do with Party B.

If Party A fails to solve or handle improperly which causes the target company to pay off debts or handling any affairs, Party B shall have the right to deduct from the balance of the purchase price the amount of debt paid and necessary expenses incurred for dealing any affair;

If the aforementioned circumstance occurs after all the payments for the equity transfer and resolution of debt issues have been made, Party B shall have the recourse to claim from Party A who shall not refuse to pay for any reason.

5.5.
In the event the actions of the target company and the two schools prior to the effectiveness of this Agreement cause any debt, litigation, penalty, dispute and other problems, Party A shall be responsible.

If Party A fails to solve or handle improperly which causes the target company to pay off debts or handling any affairs, Party B shall have the right to deduct from the balance of the purchase price the amount of debt paid and necessary expenses incurred for dealing any affair;

If the aforementioned circumstance occurs after all the payments for the equity transfer and resolution of debt issues have been made, Party B shall have the recourse to claim from Party A who shall not refuse to pay for any reason.

5.6.
 Before Party A makes all the payments pursuant to this Agreement, the parties agree that Party A shall keep the financial office, office of general manager, administration office and three rooms for its use. Party A shall designate its personnel to handle the payment of debts and related issues. The fees including water and electricity expenses that are reasonably incurred shall be paid by Party B.

Party A’s designated personnel shall not interfere with the order of operation and teaching of the target company and the two schools for any reason. Otherwise, Party B shall have the right to demand Party A to replace its designated personnel and to bear any liability. After Party B make the full payment for the transfer, Party A’s designated personnel shall be retreated within three days.

6.	Liability for Breach

Upon the effectiveness and performance of this Agreement, each party shall fully perform its obligations prescribed in this Agreement and shall not willfully terminate this Agreement or have any breach. Otherwise, the breaching party shall bear all the liabilities and shall compensate the non-breaching party and other third parties for all the economic or reputation losses resulting thereof.

7.	Effectiveness and Termination

7.1.	Prior to execution of this Agreement, the board of directors of the target company and Taiji Co. have approved the equity transfer prescribed in this Agreement (Appendix 2).

7.2.	This Agreement shall become effective upon the signing by Party A’s authorized representative and Party B’s legal representative and stamping by the target company;

7.3.	This Agreement shall terminate under the following circumstances:

After mutual consent of party A and Party B or occurrence of stipulated circumstances for termination.

8.	Confidentiality

8.1.	All the terms of this Agreement and all the information obtained from the parties of this Agreement shall be kept in confidence except where required to be disclosed by law.

8.2.
The parties agree that they shall not use the confidential information for any purpose except the following: expressly required by law or agreement, or any litigation, arbitration or administrative penalty resulting from this Agreement. The parties shall strictly follow the requirements of the laws to use the confidential information even under the aforementioned exceptions.

9.	Governing Laws and Dispute Resolution

9.1.	This Agreement shall be governed and interpreted by the laws and regulations of the People’s Republic of China.

9.2.
 The parties shall friendly resolve any dispute relevant to or arising out of this Agreement by negotiation. If negotiation fails, any party may resort to the local People’s Court regarding the dispute.

10.	Miscellaneous

10.1.	The party shall not transfer to any third party its rights and obligations under this Agreement without approval of the other party.

10.2.	The parties may enter into supplementary agreements on matters that are not stipulated in this Agreement. The supplementary agreements shall have the same legal effective as this Agreement;

10.3.	The appendixes are part of this Agreement and have the same legal effect as the text of this Agreement;

10.4.	This Agreement has six copies with three copies to each party. Each copy has the same legal effect.

Appendix to this Agreement:
1.	Asset Assessment Report
2.	Board resolutions of the target company and Party B

It is hereby certified that this Agreement was executed by the parties on the date written on the first page of this Agreement.

(This page contains no text of the Agreement and is the signature/stamp page of the Share Transfer Agreement)

Target Company:

/stamp/ Shanxi Rising Education Investment Co., Ltd.

Party A authorized representative:

/s/ Bai Xuankui

Party B:

/stamp/ Shanxi Taiji Industrial Development Co., Ltd.

Legal Representative:

/s/ Ren Zhiqing